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
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                 FORM 4                      UNITED STATES SECURITIES AND EXCHANGE COMMISSION
------------------------------------------                Washington, D.C.  20549                       ----------------------------
                                                                                                              OMB APPROVAL
[_]   Check this box if no longer              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
      subject to Section 16.  Form 4 or                                                                  OMB Number: 3235-0287
      Form 5 obligations may continue.
      See Instruction 1(b).                                                                              Expires: December 31, 2001

                                                                                                         Estimated average burden
                                                                                                         hours per response....0.5


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           Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Response)
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  1.     Name and Address of Reporting Person* 2. Issue Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s)
                                                                                              to Issuer (Check all applicable)

  Levine, Jack                                        SFBC International, Inc. ("SFCC")        X   Director       ____ 10% Owner
  ------------                                                                                ---
                                               --------------------------------------------   ____ Officer (give  ____ Other
 (Last, First, Middle Initial)                                                                     title below)        (specify
                                               3. IRS or Social      4. Statement for                                   below)
                                                  Security Number        MM/YYYY
  4390 Pine Tree Drive                            of Reporting
  --------------------                            Person (Voluntary)      07/2002
                                                                     ---------------------------------------------------------------
  (Street)
                                                                     5. If Amendment, Date 7. Individual or Joint/Group Filing
  Miami Beach, FL  33140                                                of Original           (Check Applicable Line)
  ----------------------                                                (MM/YYYY)              X  Form filed by One Reporting Person
  (City, State, Zip Code)                                                   N/A               ---
                                                                                              ___ Form filed by More than One
                                                                                                  Reporting Person
                                               -------------------------------------------------------------------------------------
                                                  Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1.Title of Security          2. Transaction 3. Transactoin 4. Securities Acquired (A) 5. Amount of    6. Ownership     7. Nature of
(Instr. 3)                      Date           Code           or Disposed of (D)         Securities      Form;Direct      Indirect
                                (Month/        (Instr. 8)     (Instr. 3, 4 and 5)        Beneficially    (D) or           Beneficial
                                Day/ Year)                                               Owned at        Indirect         Ownership
                                                                                         End of Month    (I) (Instr.4)    (Instr. 4)
                                                                                         (Instr. 3
                                                                                          and 4)
                                            ----------------------------------------

                                                                   (A) or
                                            Code     V    Amount   (D)      Price
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Common Stock                 7/30/02         P             1,000    A       $10.05            3,200                  D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)
(v)

                                                                          (Over)

FORM 4 (continued)       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of    2. Conver-     3. Trans-    4. Transaction  5. Number of       6. Date           7. Title and    8. Price of
   Derivative     sion or        action       Code            Derivative         Exercisable       Amount of       Derivative
   Security       Exercise       Date         (Instr.8)       Securities         and Expira-       Underlying      Security
   (Inst.3)       Price of                                    Acquired (A)       tion Date         Securities      (Instr. 5)
                  Derivative     (Month/                      or Disposed        (Month/Day/       (Instr. 3
                  Security       Day/Year                     of (D) (Instr.      Year)            and 4)
                                                              3,4, and 5)

                                                                              ----------------------------------------

                                                                                 Date    Expira-       Amount
                                                                                 Exer-   tion    Title   or
                                                                                 cisable Date          Number
                                                                                                         of
                                                                                                       Shares

                                              ------------------------------

                                               Code     V     (A)     (D)
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
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9. Number of           10. Ownership      11. Nature
   Derivative              Form of            of Indirect
   Securities              Derivative         Beneficial
   Beneficially            Security;          Ownership
   Owned at End            Direct (D) or      (Instr. 4)
   of Month (Instr.4)      Indirect (I)
                           (Instr.4)

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

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Explanation of Responses:

(1) Commencing 12/31/02, these options shall vest annually on each June 30 and December 31 in six equal increments of 5,000 shares, subject to serving as a director on each applicable vesting date.



     /s/  Jack Levine               8/   /02
     ---------------------------------------
     Signature of Reporting Person  Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.